                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                       TO RULES 13d-1(b) (c), AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                                  INTERVU INC.
                                (Name of issuer)

                          COMMON STOCK, $.001 PAR VALUE
                         (Title of class of securities)

                                   46114R 10 6
                                 (CUSIP number)

                                DECEMBER 31, 1998
             (Date of Event Which Requires Filing of this Statement)



               Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]    Rule 13d-1(b)

               [ ]    Rule 13d-1(c)

               [X]    Rule 13d-1(d)



                                Page 1 of 5 Pages
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---------------------                                          -----------------
CUSIP No. 46114R 10 6                  13G                     Page 2 of 5 Pages
---------------------                                          -----------------



---------- ---------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) WESTCHESTER GROUP LLC
---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP                (a) [ ]
           (SEE INSTRUCTIONS)
           NOT APPLICABLE                                                (b) [ ]
---------- ---------------------------------------------------------------------
    3      SEC USE ONLY
---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION:
           DELAWARE
---------- ---------------------------------------------------------------------
NUMBER OF SHARES          5    SOLE VOTING POWER:
BENEFICIALLY                   800,000
                         ----- -------------------------------------------------
OWNED BY EACH             6    SHARED VOTING POWER:
REPORTING PERSON WITH:         NOT APPLICABLE
                         ----- -------------------------------------------------
                          7    SOLE DISPOSITIVE POWER:
                               800,000
                         ----- -------------------------------------------------
                          8    SHARED DISPOSITIVE POWER:
                               NOT APPLICABLE
---------- ---------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON
           800,000
---------- ---------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES
---------- ---------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
           7.3%
---------- ---------------------------------------------------------------------
   12      TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
           OO
---------- ---------------------------------------------------------------------

ITEM 1(a).     Name of Issuer:

                      INTERVU INC.

ITEM 1(b).     Address of Issuer's Principal Executive offices:

                      6815 FLANDERS DRIVE
                      SAN DIEGO, CALIFORNIA 92121

ITEM 2(a).     Name of Person Filing:

                      WESTCHESTER GROUP LLC

ITEM 2(b).     Address of Principal Business Office:

                      C/O DUCKOR SPRADLING & METZGER
                      401 WEST A STREET, SUITE 2400
                      SAN DIEGO, CA 92101

ITEM 2(c).     Citizenship:

                      DELAWARE

ITEM 2(d).     Title of Class of Securities:

                      COMMON STOCK

ITEM 2(e).     CUSIP Number:

                      46114R 10 6

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               (a)   [ ]  Broker or dealer registered under Section 15 of the
                          Exchange Act.
               (b)   [ ]  Bank as defined in Section 3(a)(6) of the Exchange
                          Act.
               (c)   [ ]  Insurance company as defined in Section 3(a)(19) of
                          the Exchange Act.
               (d)   [ ]  Investment company registered under Section 8 of the
                          Investment Company Act.
               (e)   [ ]  An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E);
               (f)   [ ]  An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);
               (g)   [ ]  A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G);
               (h)   [ ]  A savings association as defined in Section 3(b) of
                          the Federal Deposit Insurance Act;
               (i)   [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
               (j)   [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]



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ITEM 4.        Ownership

               (a)    Amount Beneficially Owned:  800,000 SHARES OF COMMON
                      STOCK.

               (b)    Percent of Class:  7.3%

               (c)    Number of Shares as to which such person has:

                      (i)    sole power to vote or to direct the vote:  800,000

                      (ii)   shared power to vote or to direct the vote: 0

                      (iii) sole power to dispose or to direct the disposition of: 800,000

                      (iv) shared power to dispose or to direct the disposition of: 0

ITEM 5.        Ownership of Five Percent or less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.        Ownership of More than Five Percent on Behalf of Another Person:

               NOT APPLICABLE.

ITEM 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding
               Company:

               NOT APPLICABLE.

ITEM 8.        Identification and Classification of Members of the Group:

               NOT APPLICABLE.

ITEM 9.        Notice of Dissolution of Group:

               NOT APPLICABLE.

ITEM 10.       Certification:

               NOT APPLICABLE.



                                Page 4 of 5 Pages
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                                    SIGNATURE



        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 1999

                                        WESTCHESTER GROUP LLC



                                        By: /s/ MARCIA BERMAN
                                           -------------------------------------
                                           Name:  Marcia Berman
                                           Its:  Managing Director



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